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                                                                       EXHIBIT 1
                             TRICORD SYSTEMS, INC.



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                           STOCK PURCHASE AGREEMENT

                               December 7, 1998


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                               TABLE OF CONTENTS
                                                                            Page

SECTION 1
     AUTHORIZATION AND SALE OF COMMON STOCK AND WARRANTS.....................  1
     1.1  Authorization......................................................  1
     1.2  Sale of Securities.................................................  1

SECTION 2
     CLOSING DATE; DELIVERY..................................................  1
     2.1  Closing............................................................  1
     2.2  Delivery...........................................................  1

SECTION 3
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................  2
     3.1  Organization and Standing: Charter and Bylaws......................  2
     3.2  Corporate Power....................................................  2
     3.3  Subsidiaries.......................................................  2
     3.4  Capitalization.....................................................  2
     3.5  Authorization......................................................  3
     3.6  Financial Statements...............................................  3
     3.7  Material Liabilities...............................................  3
     3.8  Title to Properties and Assets: Liens: etc.........................  3
     3.9  Compliance with Other Instruments, None Burdensome, etc............  4
     3.10 Litigation, etc....................................................  4
     3.11 Employees; Proprietary Information Agreement.......................  4
     3.12 Registration Rights................................................  4
     3.13 Governmental Consent, etc..........................................  4
     3.14 Offering...........................................................  5
     3.15 Brokers or Finders.................................................  5
     3.16 Patents, Trademarks, etc...........................................  5
     3.17 Taxes..............................................................  5
     3.18 Material Contracts and Commitments.................................  6
     3.19 Related-Party Transaction..........................................  6
     3.20 Environmental and Safety Laws......................................  6
     3.21 Manufacturing and Marketing Rights.................................  6
     3.22 Employee Benefit Plans.............................................  6
     3.23 Insurance..........................................................  7
     3.24 Minute Book........................................................  7
     3.25 Dividends..........................................................  7
     3.26 Indebtedness.......................................................  7
     3.27 Qualified Small Business Stock.....................................  7

SECTION 4
     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS........................  7
     4.1  Experience; Accredited Investor....................................  8
     4.2  Investment.........................................................  8
     4.3  Rule 144...........................................................  8
     4.4  No Federal or State Approval.......................................  8
     4.5  Access to Data.....................................................  8
     4.6  Authorization......................................................  8

SECTION 5
     CONDITIONS TO CLOSING BY THE PURCHASERS.................................  9
     5.1  Representations and Warranties Correct.............................  9
     5.2  Covenants..........................................................  9
     5.3  Compliance Certificate.............................................  9
     5.4  Opinion of Company's Counsel.......................................  9
     5.5  Investors Agreement................................................  9
     5.6  Lock-Up Agreements.................................................  9
     5.7  Proceedings and Documents; Legal Matters...........................  9
     5.8  Good Standing Certificate.......................................... 10
     5.9  Secretary's Certificate............................................ 10

SECTION 6
     CONDITIONS TO CLOSING BY THE COMPANY.................................... 10
     6.1  Representations.................................................... 10

SECTION 7
     RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
     COMPLIANCE WITH SECURITIES ACT.......................................... 10
     7.1  Restrictions on Transferability.................................... 10
     7.2  Restrictive Legend................................................. 10

SECTION 8
     COVENANTS............................................................... 11
     8.1  Fulfillment of Closing Conditions.................................. 11
     8.4  Payment of Expenses................................................ 12
     8.5  Publicity.......................................................... 12

SECTION 9
     MISCELLANEOUS........................................................... 12
     9.1  Governing Law...................................................... 12
     9.2  Survival........................................................... 12
     9.3  Successors and Assigns............................................. 12
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     9.4  Entire Agreement; Amendment........................................ 12
     9.5  Notices, etc....................................................... 13
     9.6  Delays or Omissions................................................ 13
     9.7  Severability....................................................... 13
     9.8  Titles and Subtitles............................................... 14
     9.9  Counterparts....................................................... 14

EXHIBITS

A    -    Schedule of and Signature Page for Purchasers

A-1  -    Distribution of Mr. Canion's Shares and Investor Warrants

B    -    Form of Investor Warrants

C    -    Form of Opinion of Counsel to the Company

D    -    Form of Investors Agreement

E    -    List of Key Officers, Directors and Employees

F    -    Form of Lock-Up Agreement

                           STOCK PURCHASE AGREEMENT


     This Agreement is entered into effective as of December 7, 1998 by and among Tricord Systems, Inc., a Delaware corporation (the "Company"), and each of the persons and entities listed on the Schedule of and Signature Page for Purchasers attached hereto as Exhibit A (each a "Purchaser" and, collectively, the "Purchasers").


                                   SECTION 1
              AUTHORIZATION AND SALE OF COMMON STOCK AND WARRANTS

      1.1 AUTHORIZATION. The Company has authorized the sale and issuance of up to 4,000,000 shares (the "Shares") of its common stock, par value $.01 per share ("Common Stock"), at the Closing (as hereinafter defined) and up to 4,000,000 Investor Warrants, each for the purchase of one share of Common Stock (the "Investor Warrants"), having the terms set out in the form of warrant certificate attached hereto Exhibit B. The Investor Warrants are sometimes herein referred to herein as the "Warrants." The Warrants and the Shares are sometimes herein referred to together as the "Securities."

      1.2 SALE OF SECURITIES. Subject to the terms and conditions hereof, the Company will severally issue and sell to the Purchasers, and the Purchasers will severally buy from the Company, the number of shares of Common Stock and the number of Investor Warrants for the aggregate purchase price set forth opposite such Purchaser's name on the Schedule of Purchasers. The Company's agreements with each of the Purchasers are separate agreements, and the sales of the Securities to each of the Purchasers are separate sales.


                                   SECTION 2
                            CLOSING DATE; DELIVERY

      2.1 CLOSING.

          Closing Date. The closing of the purchase and sale of the Securities hereunder shall be held at the offices of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas, on or prior to December 18, 1998 (the "Closing"), or at such other time and place upon which the Company and the Purchasers acquiring in the aggregate more than 50% of such shares of Common Stock to be sold pursuant to the terms hereto mutually agree upon orally or in writing (the date of the Closing is hereinafter referred to as the "Closing Date").

      2.2 DELIVERY.  At the Closing, the Company will deliver to each Purchaser
(a) a certificate or certificates, registered in such Purchaser's name representing the number of shares of Common

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Stock, and (b) a warrant certificate registered in such Purchaser's name representing the number of Warrants, each in the amounts set forth opposite such Purchaser's name on the Schedule of Purchasers, against payment of the purchase price therefor, by check payable to the Company or wire transfer per the Company's instructions.


                                   SECTION 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the disclosure schedule prepared by the Company and delivered to the Purchasers, dated as of the date hereof (the "Disclosure Schedule"), the Company represents and warrants to each Purchaser both as of the date hereof and again as of the Closing as follows:

      3.1 ORGANIZATION AND STANDING: CHARTER AND BYLAWS. The Company is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company currently is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse affect on the Company's properties and business as now conducted or its financial condition. The Company has furnished to Purchasers a true, correct and complete copy of its Bylaws as in full force and effect on the date hereof and a true, correct and complete copy of the Company's Certificate of Incorporation, as amended (the "Charter"), as in full force and effect on the date hereof.

      3.2 CORPORATE POWER. The Company has and will have at the Closing Date all requisite corporate power and authority to execute and deliver this Agreement and the Investors Agreement (as defined in Section 5.5 hereof), to sell and issue the Securities hereunder, to issue the Common Stock issuable upon exercise of the Warrants (the "Exercise Shares") and to carry out and perform its obligations under the terms of this Agreement and the Investors Agreement referred to in Section 5.5 below.

      3.3 SUBSIDIARIES. The Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, partnership, association or business entity.

      3.4 CAPITALIZATION. The authorized capital stock of the Company consists of 32,750,677 shares, 27,000,000 of which are designated as Common Stock, 2,043,966 of which are designated as series C convertible preferred stock, $.01 par value ("Series C Preferred Stock"), 706,711 of which are designated as series D convertible preferred stock ("Series D Preferred Stock"), 2,500,000 of which is undesignated stock, $.01 par value ("Undesignated Stock") and 500,000 shares which are designated as series A junior preferred stock, $.01 par value ("Series A Junior Preferred Stock"). As of December 1, 1998, there are 14,748,929 shares of Common Stock outstanding, and there are no shares of Series C Preferred Stock, Series D Preferred Stock, Undesignated Stock or Series A

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Junior Preferred Stock outstanding.  The outstanding shares of the Company's capital stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date hereof, the Company has reserved 4,000,000 shares of Common Stock for issuance upon exercise of the Investor Warrants. As of December 1, 1998, 919,535 shares of Common Stock were available for issuance under the Tricord Systems, Inc. 1998 Stock Incentive Plan and the Tricord Systems, Inc. 1998 Non-Employee Director Stock Plan.

      3.5 AUTHORIZATION. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the Investors Agreement and the Warrants by the Company, the authorization, sale, issuance and delivery of the Securities and the Exercise Shares and the performance of all of the Company's obligations hereunder has been taken or will have been taken prior to the Closing. This Agreement, the Investors Agreement and the Warrants, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms. Except as set forth in Section 3.4, (i) no subscription, warrant, option or other right to purchase or acquire any shares of any class of capital stock of the Company or securities convertible into such capital stock is authorized or outstanding, and (ii) there is no commitment of the Company to issue any such shares, warrants, options or other such rights or securities. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable; the Exercise Shares have been duly and validly reserved and, when issued in compliance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable; and the Shares and the Exercise Shares will be free of any pledges, liens, encumbrances, preemptive rights or restrictions except for restrictions on transfer under federal and state securities laws as set forth herein and as set out in the Investors Agreement.

      3.6 FINANCIAL STATEMENTS. The Company has delivered to each Purchaser its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, and its Annual Report on Form 10-K for the year ended December 31, 1997 (collectively referred to as the "SEC Reports" and the financial statements contained therein are collectively referred to as the "Financial Statements"). The Financial Statements are complete and correct in all material respects and fairly present the Company's financial position as of their respective dates and the Company's results of operations for the periods presented therein.

      3.7 MATERIAL LIABILITIES. As of the Closing, the Company has no liabilities or obligations, absolute or contingent (individually or in the aggregate) in excess of $50,000, except for liabilities and obligations set forth on the face of the most recent balance sheet included in the Financial Statements.

      3.8 TITLE TO PROPERTIES AND ASSETS: LIENS: ETC. Except (i) as reflected in the Financial Statements, (ii) for liens for current taxes not yet delinquent, or (iii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due, none of which, individually or in the aggregate, materially interferes with the use of such property, the Company has good and marketable title to its property and assets free and clear of all mortgages, liens, claims and

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encumbrances. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrance, subject to the exceptions enumerated in clauses (i)-(iii) above.

      3.9 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The Company is not in violation of any provision of its Charter or Bylaws, or to the best of its knowledge in any material respect of any term or provision of any mortgage, indebtedness, lease, indenture, contract, agreement, license, instrument, judgment or decree (collectively, the "Instruments"), and to the best of its knowledge is not in violation of any order, statute, rule or regulation applicable to the Company where such violation would materially and adversely affect the Company or any of its properties or assets. The execution, delivery and performance of and compliance with this Agreement, the Warrants and the Investors Agreement, and the issuance of the Shares, the Warrants and the Exercise Shares, have not resulted and will not result (i) in any material violation of, or conflict with, or constitute a material default under, the Company's Charter or Bylaws or any Instrument or (ii) in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company; and there is no such violation or default which materially and adversely affects the business of the Company or any of its properties or assets.

      3.10 LITIGATION, ETC. There are no actions, suits, proceedings or investigations pending or, to the best of the Company's knowledge, threatened against the Company or its properties before any court or governmental agency. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information, process or technique allegedly proprietary to any of their former employers, or their obligations under any agreement with prior employers. There is no action, suit, proceeding or investigation initiated by the Company currently pending or which the Company intends to initiate.

      3.11 EMPLOYEES; PROPRIETARY INFORMATION AGREEMENT. To the best of the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract, agreement, order or decree relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. To the best of the Company's knowledge, each officer and employee of or consultant to the Company has executed a confidentiality and inventions assignment agreement in favor of the company or an employment or consulting agreement with the Company containing equivalent provisions, each of which, to the best of the Company's knowledge, is unbreached, valid binding and enforceable against such individual.

      3.12 REGISTRATION RIGHTS. Except as set forth in the Investors Agreement, the Company is not under any contractual obligation to register (as defined in the Investors Agreement) any of its currently outstanding securities or any of its securities which may hereafter be issued.

      3.13 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is

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required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares and the Exercise Shares, or the consummation of any other transaction contemplated hereby, except such filings as have been made prior to the Closing, except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

      3.14 OFFERING. Subject to the accuracy of the Purchasers' representations in Section 4 hereof, the offer, sale, issuance and delivery of the Shares, the Warrants and the Exercise Shares, as provided in the Agreement, are transactions exempt from the registration requirements of Section 5 of the Securities Act and all applicable state securities laws.

      3.15 BROKERS OR FINDERS. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charge in connection with this Agreement.

      3.16 PATENTS, TRADEMARKS, ETC. The Company owns and possesses or is licensed under or can obtain a license (on terms which will not materially and adversely affect its business) to, all patents, patent applications, licenses, trademarks, service names, trade names, inventions and copyrights employed in the operation of its business as now conducted and as proposed to be conducted with no known infringement of or conflict with the rights of others respecting any of the same. The Disclosure Schedule contains a complete list of patents and pending patent applications of the Company. Except for agreements with its own employees or consultants and standard end-user license agreements and except as set forth in the Disclosure Schedule, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any option, license, or agreement of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes of any other person or entity. The Company has not received any communication alleging that it has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service names, trade names, inventions, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis for the foregoing. The Company is not aware that any of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of the Company or that would conflict with the Company's business as currently conducted or as proposed to be conducted.

      3.17 TAXES. The Company has filed all tax returns that are required to have been filed on or before the Closing with all federal, state, county, local, foreign and other governmental agencies or instrumentalities, except where the failure to do so would not have a material adverse effect upon the business of the Company. The Company has paid or established adequate reserves for all

                                       5
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income, franchise and other taxes, assessments, governmental charges, penalties, interest and fines shown as due and payable by it on such returns on or before the Closing. There is no pending dispute with any taxing authority relating to any of such returns, and the Company has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of the Company for which there is not an adequate reserve reflected on the face of the most recent balance sheet included in the Financial Statements.

      3.18 MATERIAL CONTRACTS AND COMMITMENTS. Copies of the contracts, mortgages, indentures, agreements, instruments, leases and transactions to which the Company is a party or by which it is bound (including purchase orders placed by the Company) which involve obligations of, or payments to, the Company in excess of $50,000 and all agreements between the Company and its officers, directors, consultants and employees (the "Material Contracts"), have been delivered to the Purchasers and are set forth on the Disclosure Schedule. To the best of the Company's knowledge, all of the Material Contracts are valid, binding and in full force and effect by and against the Company in all material respects and enforceable by the Company in accordance with their respective terms except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company is not in default under any of such Material Contracts. To the best of the Company's knowledge, no other party to any of the Material Contracts is in default thereunder.

      3.19 RELATED-PARTY TRANSACTION. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, except for certain reimbursable business expenses incurred in the ordinary course of business and not in excess of $10,000 in the aggregate.

      3.20 ENVIRONMENTAL AND SAFETY LAWS. To the best of the Company's knowledge, the Company is not in violation in any material respect of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

      3.21 MANUFACTURING AND MARKETING RIGHTS. The Company has not granted rights to manufacture, produce, assemble, license, market or sell its TSMS Products (as hereinafter defined) to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its TSMS Products.

      3.22 EMPLOYEE BENEFIT PLANS. The Company currently maintains employee medical, dental and life insurance plans but, except as set forth on the Disclosure Schedule, is not otherwise a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

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

      3.23 INSURANCE. The Company has in full force and effect fire and casualty insurance policies to the extent and in the manner customary for companies in similar businesses similarly situated.

      3.24 MINUTE BOOK. The minute books of the Company previously provided to the Purchasers contain a complete summary of all meetings and actions of the Company's Board of Directors and stockholders since the time of incorporation and accurately reflect all transactions referred to in such minutes in all material respects.

      3.25 DIVIDENDS. On or after January 1, 1996, the Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock.

      3.26 INDEBTEDNESS. All loans and noncontingent indebtedness in excess of $50,000 incurred by the Company are set forth on the Disclosure Schedule setting forth the name of the creditor, all amounts owing, including principal and interest, and when such indebtedness is due and owing. The Company is not in default of any of its obligations to any creditor.

      3.27 QUALIFIED SMALL BUSINESS STOCK. The Company covenants that so long as any of the Shares or the Exercise Shares are held by a Purchaser (or a transferee in whose hands such shares are eligible to qualify as "Qualified Small Business Stock" as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code")), it will use its reasonable efforts (including complying with all applicable filing or reporting requirements imposed by the Code on issuers of Qualified Small Business Stock) to cause such shares to qualify as Qualified Small Business Stock; provided, however, that "reasonable efforts" as used in this Section 3.28 shall not be construed to require the Company to operate its business in a manner which would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities. The Company shall comply with the reporting requirements of Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within a reasonable time (which shall not exceed 30 days) after any Purchaser delivers to the Company a written request therefor, the Company shall deliver to such Purchaser a written statement informing the Purchaser whether, to the Company's knowledge, such Purchaser's interest in the Company constitutes Qualified Small Business Stock. The Company's obligation to furnish a written statement pursuant to this Section
3.28 shall continue notwithstanding the fact that a class of the Company's securities may be traded on an established securities market.


                                   SECTION 4
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser hereby severally represents and warrants to the Company with respect to the purchase of the Securities as of the date hereof and again as of the Closing, as to himself only, as follows:

      4.1 EXPERIENCE; ACCREDITED INVESTOR. He has experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that he is capable of evaluating the merits and risks of his investment in the Company and has the capacity to protect his own interests. Further, he recognizes that an investment in the Company is highly speculative and involves significant risks (including those identified in the SEC Reports) including a complete loss of such investment. In addition, he is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act.

      4.2 INVESTMENT. He is acquiring the Securities for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof and, if Purchaser is not a natural person, it was not formed solely for purposes of making this investment. He understands that the Securities to be purchased and the Exercise Shares have not been, and will not be, registered under the Securities Act or qualified under applicable blue sky or other state securities laws by reason of specific exemptions from the registration provisions of the Securities Act and the qualification provisions of applicable blue sky and other state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein. In acquiring the Securities, he is acting on his own behalf and is not acting together with any other person or entity (including any other Purchasers) for the purpose of acquiring, holding, voting or disposing of the Securities within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      4.3 RULE 144. He acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. He is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

      4.4 NO FEDERAL OR STATE APPROVAL. He understands that no Federal or state agency has passed upon the Securities or made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the Securities.

      4.5 ACCESS TO DATA. He has had an opportunity to discuss the Company's business, management and financial affairs with its management and has had the opportunity to review the Company's facilities. He also has had opportunity to ask questions of officers of the Company. His taking advantage of any such opportunity however, does not limit or modify the representations and warranties of the Company in Section 3 hereof or the right of any of the Purchasers to rely thereon.

      4.6 AUTHORIZATION. This Agreement and the Investors Agreement when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting

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creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


                                   SECTION 5
                    CONDITIONS TO CLOSING BY THE PURCHASERS

     The Purchasers' obligations to purchase the Securities at the Closing are, at the option of the Purchasers, subject to the fulfillment of the following conditions:

      5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date except to the extent any such representation specifically references an earlier date.

      5.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with.

      5.3 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchasers a certificate executed by the Chief Executive Officer of the Company, dated the Closing Date, and certifying, among other things, to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

      5.4 OPINION OF COMPANY'S COUNSEL. The Purchasers shall have received from Oppenheimer Wolff & Donnelly LLP, counsel to the Company, an opinion addressed to the Purchasers, dated the Closing Date, in form and substance satisfactory to the Purchasers, substantially in the form of Exhibit C.

      5.5 INVESTORS AGREEMENT. The Purchasers and the Company shall have entered into an investors agreement providing for, among other things, certain registration rights, rights of first offer, rights of co-sale and information rights, substantially in the form attached hereto as Exhibit D (the "Investors Agreement").

      5.6 LOCK-UP AGREEMENTS. The key officers, directors and employees of the Company listed on Exhibit E shall have each entered into a lock-up agreement with the Company but for the benefit of, and enforceable by, the Purchasers, substantially in the form attached as Exhibit F.

      5.7 PROCEEDINGS AND DOCUMENTS; LEGAL MATTERS. All corporate and other proceedings in connection with the transactions contemplated at the Closing, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchasers. All material matters of a legal nature which pertain to this Agreement, the Warrants and the Investors Agreement and the transactions contemplated hereby and thereby, shall be reasonably approved by the Purchasers on advice of counsel.

      5.8 GOOD STANDING CERTIFICATE. The Company shall have delivered to the Purchasers a Certificate dated as of a recent date issued by the Secretary of State of Delaware the effect that the Company is legally existing and in good standing.

      5.9 SECRETARY'S CERTIFICATE. The Company shall have delivered to the Purchasers a certificate executed by the Secretary of the Company dated as of the Closing, certifying as to (a) the directors and stockholder resolutions authorizing the transactions contemplated by this Agreement; (b) the Charter of the Company; (c) the Bylaws of the Company; (d) the incumbency of the Chief Executive Officer, President and Secretary of the Company; and (e) such other matters as the Purchasers may reasonably request.


                                   SECTION 6
                     CONDITIONS TO CLOSING BY THE COMPANY

     The Company's obligation to sell and issue the Securities at the Closing is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

      6.1 REPRESENTATIONS.  The representations made by the Purchasers in
Section 4 hereof shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date except to the extent any such representation specifically references an earlier date.


                                   SECTION 7
                RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                        COMPLIANCE WITH SECURITIES ACT

      7.1 RESTRICTIONS ON TRANSFERABILITY. The Securities and the Exercise Shares referred to herein are "Restricted Securities" and shall not be sold, assigned, transferred or pledged except upon the conditions specified in this
Section 7, which conditions are intended to be in compliance with the provisions of the Securities Act. Each Purchaser will cause any proposed purchaser, assignee, transferee, or pledgee of the Securities or such Exercise Shares held by such Purchaser to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 7.

      7.2 RESTRICTIVE LEGEND. Each certificate representing (i) the Common Stock, (ii) the Warrants, (iii) the Exercise Shares, and (iv) any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend in the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY
          NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO IT THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SAID ACT.

          Each Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in this Section 7.

          The Company agrees to cause new certificates to be issued without any such legend to any Purchaser and such notation to be removed upon request by such Purchaser when reasonable in light of the then general practice under the Securities Act.


                                   SECTION 8
                                   COVENANTS

      8.1 FULFILLMENT OF CLOSING CONDITIONS. The Company and each Purchaser agrees to use its commercially reasonable best efforts to cause the fulfillment of the closing conditions (to the extent, in whole or in part, within its or his direct or indirect control) set forth in Sections 5 and 6 hereof.

     8.2 USE OF PROCEEDS. The Company agrees to use the proceeds it receives from the sale of the Securities to the Purchasers exclusively to finance the development of (i) the Company's software used to RAID data objects and create the opportunity to manage storage as a single pool of shared resources on a network (such software referred to herein as "TSMS Products") and (ii) controller board products related thereto.

     8.3 AGREEMENT BY PURCHASERS. Each Purchaser hereby severally agrees not to take any of the following actions without the advance approval of the Board of Directors of the Company:

          (a) No Purchaser shall, directly or indirectly, offer, sell or otherwise transfer any Securities or Exercise Shares except pursuant to a bona fide public offering registered under the Securities Act, Rule 144 under the Securities Act or other transaction that effects a broad distribution of such Securities and Exercise Shares and that, to the best of the Purchaser's knowledge, would not result in such acquiring party or related group of persons to such acquiring party beneficially owning more than 3% of the combined voting power of the then outstanding securities of the Company ordinarily having the right to vote at elections of directors ("Voting Securities"); provided, however, that this provision shall not prohibit (i) the assignment by a Purchaser to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such Purchaser, (ii) the assignment to members of the Purchaser's immediate family and to trusts or entities established for the benefit of the Purchaser or his immediate family, or (iii) a bona fide pledge to an institutional lender for money borrowed, provided, in each case, that the transferees agree to be bound by the terms and conditions of this Section.

          (b) No Purchaser shall solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of the majority of the directors of the Company with respect to the election of directors.

      8.4 PAYMENT OF EXPENSES. The Company agrees to pay all of the Purchasers' reasonable fees and expenses, including attorneys' fees, incurred by each such Purchaser relating to or arising out of the consummation of the transactions contemplated by this Agreement.

      8.5 PUBLICITY. The Company and each Purchaser agrees not to issue any press release or make any public announcement with respect to this Agreement or the transactions contemplated hereby unless the prior written consents of the other parties hereto have been obtained, which consents shall not be unreasonably withheld; provided however, that the Company may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case it will use its best efforts to advise the Purchasers prior to making such disclosure).


                                   SECTION 9
                                 MISCELLANEOUS

      9.1 GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Texas as applied to agreements made and performed in Texas by residents of the State of Texas.

      9.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchasers and the closing of the transactions contemplated hereby for a period of two years.

      9.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      9.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of a majority of the Shares and Exercise Shares issued and issuable hereunder may waive, modify or amend, on behalf of all such holders, any provisions hereof.

      9.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing (or in the form of a telex or telecopy (confirmed in writing) to be given only during the recipient's normal business hours unless arrangements have otherwise been made to receive such notice by telex or telecopy outside of normal business hours) and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, or telex or telecopy (as provided above) addressed (a) if to a Purchaser, at such address as such Purchaser shall have furnished to the Company in writing or (b) if to any other holder of any Securities, at such address as such holder shall have furnished the Company in writing or, until any such holder so furnishes an address to the Company, then to the address of the last holder of such Securities who has so furnished an address to the Company or (c) if to the Company, sent to its principal executive offices and addressed to the attention of the Chief Executive Officer, or at such other address as the Company shall have furnished to the Purchasers.

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if by telex or telecopy, when received and confirmed in the manner provided above.

      9.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any Securities, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

      9.7 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this Agreement shall continue in full force and effect without said provision. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

      9.8 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

      9.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     The foregoing agreement is hereby executed as of the date first above written.


TRICORD SYSTEMS, INC.


By:  /s/ John J. Mitcham
     -----------------------------------------
     Name:  John J. Mitcham
            ----------------------------------
     Title: President, Chief Executive Officer
            ----------------------------------

                                   EXHIBIT A

                 Schedule of and Signature Page for Purchasers

                                                              Number         Number of         Aggregate
       Name                         Signature               of Shares    Investor Warrants   Purchase Price
       ----                         ---------               ---------    -----------------   --------------
Joseph Rodney Canion/*/       /s/ J. R. Canion              2,000,000           2,000,000    $2,000,000.00
                               ------------------------

Jesus David Cabello           /s/ David Cabello               250,000             250,000    $  250,000.00
                               ------------------------

Timothy Harris                /s/ Timothy Harris              250,000             250,000    $  250,000.00
                               ------------------------

Kathleen Clark                /s/ Kathleen Clark               50,000              50,000    $   50,000.00
                               ------------------------

Lewis J. Schrock              /s/ Lewis Schrock                50,000              50,000    $   50,000.00
                               ------------------------

Donald L. Lucas Profit
Sharing Trust DTD 1-1-
84, by Donald L. Lucas
as successor trustee          /s/ Donald Lucas                 75,000              75,000    $   75,000.00
                               ------------------------

Richard M. Lucas
Cancer Foundation, by
Donald L. Lucas, as
Chairman of the Board         /s/ Donald Lucas                 75,000              75,000    $   75,000.00
                               ------------------------

Gurdes Huff
Investments, by Larry
Gurdes                        /s/ Larry Gurdes                 75,000              75,000    $   75,000.00
                               ------------------------

--------------------------
    /*/ The shares and Investor Warrants purchased by Mr. Canion will be distributed as set forth on Exhibit A-1 to this Agreement.

Jack & Nancy
Dinerstein Family
Investment Partnership
Ltd., by Jack Dinerstein      /s/ Jack Dinerstein              25,000              25,000    $   25,000.00
                               ------------------------

James Braniff III              /s/ James Braniff III           25,000              25,000    $   25,000.00
                               ------------------------

Joseph M. Schwartz             /s/ Joseph M. Schwartz          25,000              25,000    $   25,000.00
                               ------------------------

Will Levin                     /s/ William D. Leven            25,000              25,000    $   25,000.00
                               ------------------------

James Easterling               /s/ James Easterling            25,000              25,000    $   25,000.00
                               ------------------------

Scott Caven                    /s/ Scott Caven                 25,000              25,000    $   25,000.00
                               ------------------------

Alfred L. Deaton III           /s/ Alfred L. Deaton III        25,000              25,000    $   25,000.00
                               ------------------------

                                  EXHIBIT A-1

           Distribution of Mr. Canion's Shares and Investor Warrants


                                     Number         Number of
              Name                  of Shares   Investor Warrants
              ----                  ---------   -----------------
Joseph Rodney Canion                1,500,000       1,500,000

Candace Canion Dickerson Trust        100,000         100,000

Noelle Canion Courson Trust           100,000         100,000

Laura Camille Canion Trust            100,000         100,000

Rodney Scott Canion Trust             100,000         100,000

James Ross Canion Trust               100,000         100,000